ABSC NC 2006-HE2
Asset Backed Securities Portfolio Analysis

3,971 records
Balance: 746,271,329
All records

Selection Criteria: All records
Table of Contents

1. Summary 2. Non Zero DTI

1. Summary

Negative Amortization Loans: 0.00 Silent Second: 32.11 Investment Property and Cashout: 3.52 Investment Property/Cashout/IO: 0.00 Loans with 80 LTV: 37.75 Loans with 100 CLTV: 32.37

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2. Non Zero DTI

Non Zero DTI	Number Of Loans	Aggregate Remaining Principal Balance	% Loans by Remaining Principal Balance	Weighted Average FICO	Weighted Average LTV	Weighted Average Coupon	% Owner Occupied
0.01 - 5.00	4	$727,765.72	0.10%	679	73.45%	8.34%	43.98%
5.01 - 10.00	14	2,553,189.45	0.34	607	80.66	7.862	86.45
10.01 - 15.00	25	4,098,121.59	0.55	643	81.82	8.4	65.91
15.01 - 20.00	76	11,158,755.16	1.5	618	81.05	8.211	84.08
20.01 - 25.00	179	26,531,496.84	3.56	611	77.9	8.113	90.5
25.01 - 30.00	255	38,105,077.76	5.11	621	80.18	8.185	88.48
30.01 - 35.00	428	68,476,904.89	9.18	615	81.13	8.279	87.6
35.01 - 40.00	600	105,502,241.81	14.14	625	81.32	8.243	87.68
40.01 - 45.00	847	157,485,637.55	21.1	630	82.04	8.273	88.76
45.01 - 50.00	1,296	282,085,021.85	37.8	630	82.29	8.179	89.5
50.01 - 55.00	237	46,619,834.76	6.25	605	75.15	7.942	91.13
55.01 - 60.00	9	2,567,390.76	0.34	618	78.4	7.717	100
70.01 - 75.00	1	359,890.90	0.05	680	95	8.5	0
Total:	3,971	$746,271,329.04	100.00%	625	81.24%	8.20%	88.73%

Wtd Avg DTI: 41.57
Min DTI: 0.53
Max DTI: 74.59

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Credit Suisse
11 Madison Avenue
New York, New York 10010
www.credit-suisse.com
2/23/2006 16:08

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